Exhibit 99.1

Connexa Sports Technologies Inc. is Renamed “AiRWA Inc.”

and Announces $100 Million Confirmed Investment

into AiRWA Exchange

Smyrna, Delaware — October 6, 2025 (GLOBE NEWSWIRE) — Connexa Sports Technologies Inc. (Nasdaq: YYAI) (“Connexa”) today announced several key developments regarding its expansion into the Web3 space:

●	Effective October 7, 2025, the company will be renamed AiRWA Inc., reflecting its growing focus on blockchain technology and its pioneering role in the emerging digital finance sector. This change aligns with the company’s ongoing collaboration with JuCoin Pte Ltd (“JuCoin”) and the launch of their joint venture, AiRWA Exchange.

●	In a significant move to solidify the future of AiRWA Exchange, JuCoin has committed to an initial investment of $100 million. This contribution will include 150,000 Solana tokens, currently valued at approximately $30 million. This development coincides with the companies’ decision to focus on Solana-anchored trading pairs as they work to create a dynamic, future-proof platform bridging the physical and digital worlds.

A New Chapter for Connexa, and an Initial Contribution to AiRWA Exchange

Connexa’s co-founding of AiRWA Exchange is a critical milestone in the company’s evolution, marking a major pivot toward blockchain-based financial services. Announced on August 25, 2025, AiRWA Exchange will be a groundbreaking platform designed to facilitate the tokenization and trading of real-world assets (RWA). The exchange will receive $500 million in funding from Connexa and JuCoin, with $100 million now committed by JuCoin, including approximately $30 million of Solana tokens. An additional collaboration with Inca Digital, a global leader in digital asset intelligence and security solutions, announced on September 24, 2025, will enable AiRWA Exchange to integrate advanced monitoring, threat detection, and compliance tools into its ecosystem, safeguarding against potential risks and ensuring a trusted environment for all users.

Connexa’s change of name to AiRWA Inc. reflects the company’s intention to make AiRWA Exchange core to its business and to focus on its goal of enhancing global access to tokenized financial products by enabling seamless transactions and greater transparency. AiRWA’s CUSIP will remain 831445408.

“We are excited to announce our new name and vision for AiRWA Inc.,” said Hongyu Zhou, Chairman of Connexa. “As we continue to scale our Web3 initiatives, the establishment of AiRWA Exchange represents not only a technical evolution but a strategic shift toward creating a next-generation financial ecosystem. This is just the beginning.”

AiRWA Exchange and Solana: A Strategic Partnership

In conjunction with the announcement of JuCoin’s contribution of $30 million of Solana tokens as part of its initial contribution of $100 million, Connexa has revealed that AiRWA Exchange will anchor its major trading pairs around Solana, a highly scalable blockchain known for its low fees and high throughput. Following strategic meetings between Connexa, JuCoin, and Solana representatives, the decision has been made to prioritize Solana as the backbone of the exchange’s digital infrastructure.

“We firmly believe in Solana’s technological capabilities and its ability to scale rapidly with high transaction volume, which are crucial to our vision for AiRWA Exchange,” said Mr. Zhou. “The initial Solana token contribution from JuCoin is the first step in what we envision as a long-term, mutually beneficial partnership, with Solana at the forefront of the development of AiRWA Exchange.”

“With the strong foundation we’ve established with JuCoin, Solana, and Inca Digital, we are confident in our ability to drive innovation in digital finance and blockchain technology,” continued Mr. Zhou. “The future of finance is decentralized, and AiRWA Exchange will be at the forefront of this transformation.”

— Press release ends —

About YYAI

Connexa Sports Technologies Inc. (Nasdaq: YYAI), through its majority-owned subsidiary, Yuanyu Enterprise Management Co., Limited, owns advanced patents and proprietary technology licensed to partners worldwide, enabling localized digital matchmaking and other technology solutions. Soon to become AiRWA Inc., the company is also active in the Web3 space, driving innovation in digital finance through AiRWA Exchange, which will focus on the tokenization of real-world assets (RWA).

YYAI Contact Information

Email: info@yuanyuenterprise.com

Website: www.yuanyuenterprise.com

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations, and involve inherent risks and uncertainties. Actual results may differ materially due to various factors, including:

●	volatility related to the Company’s relatively low public float;

●	the effects of prior acquisitions and divestitures on current and future business operations;

●	strategic and operational uncertainties;

●	risks associated with potential litigation, financing transactions, or acquisitions;

●	macroeconomic, competitive, legal, regulatory, tax, and geopolitical factors; and

●	other risks detailed in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended April 30, 2025.

Forward-looking statements speak only as of the date they are made. Neither the Company nor any other person undertakes to update any forward-looking statements, except as required by law.